UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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STANDARD PACIFIC CORP.
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STANDARD PACIFIC CORP.
26 Technology Drive
Irvine, California 92618-2338

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2009

The 2009 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at 26 Technology Drive, Irvine, CA 92618, on Wednesday, May 13, 2009 at 10:30 a.m., local time, for the following purposes:

(1)	To elect seven directors to hold office for a one-year term and until their successors are duly elected and qualified;

(2)	To consider a stockholder proposal regarding the adoption of a majority voting standard for the election of its directors;

(3)	To consider a stockholder proposal regarding the adoption of quantitative goals to reduce greenhouse gas emissions;

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

(5)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors recommends stockholders vote FOR proposals (1) and (4) and AGAINST proposals (2) and (3).

The Board of Directors has fixed the close of business on March 16, 2009 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting. The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the Internet or by telephone. If you requested a printed set of proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

We are pleased to take advantage of new rules that allow companies to furnish their proxy materials via the Internet. As a result, we are mailing to our stockholders a notice of Internet availability of proxy materials instead of a paper copy of our proxy statement and our 2008 annual report to stockholders. The notice of Internet availability of proxy materials contains instructions on how to access those documents via the Internet. The notice of Internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2008 annual report to stockholders and a form of proxy card or voting instruction card, as applicable. We believe that this new process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

By Order of the Board of Directors

JOHN P. BABEL
Secretary

Irvine, California
April 2, 2009

PROXY STATEMENT

STANDARD PACIFIC CORP.
26 Technology Drive
Irvine, California 92618-2338

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2009

GENERAL INFORMATION

This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, May 13, 2009, beginning at 10:30 a.m., local time, at our headquarters, located at 26 Technology Drive, Irvine CA 92618, and at any and all postponements and adjournments thereof (the “Annual Meeting”).  Your proxy for the meeting is being solicited by the Standard Pacific Corp. Board of Directors.  This proxy statement will be available on the Internet, and the notice of Internet availability of proxy materials is first being mailed to stockholders beginning on or about April 2, 2009.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of Internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

    In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the Internet.  Accordingly, a notice of Internet availability of proxy materials has been mailed to our stockholders. Stockholders that received the notice of Internet availability of proxy materials have the ability to access the proxy materials at www.proxyvote.com or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of Internet availability of proxy materials.  Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials.  This means that only one copy of our proxy materials or notice of Internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in your household.  We will promptly deliver a separate notice of Internet availability of proxy materials and, if applicable, a separate proxy statement and annual report, to you if you make a request by following the instructions set forth on the notice of Internet availability of proxy materials.

RECORD DATE AND VOTING

As of March 16, 2009 (the “Record Date”), the Company had outstanding a total of 100,624,350 shares of Company common stock (the “Common Stock”) and 450,829 shares of Series B Junior Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, collectively with the Common Stock, the “Shares”).  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  The Shares vote together on all matters upon which the holders of Common Stock are entitled to vote, with holders of the Common Stock entitled to 51% of the total voting power of the Shares and holders of the Series B Preferred Stock entitled to 49% of the total voting power of the Shares. The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, Shares represented by properly completed proxies will be voted:

•
FOR the election of the directors of the Company designated herein as nominees (see “Election of Directors” at page 8 of this proxy statement), except that shares of Series B Preferred Stock will be voted in the same proportion as shares of Common Stock vote;

•
AGAINST approval of a stockholder proposal regarding the adoption of a majority voting standard for the election of the Company’s Board of Directors (see “Stockholder Proposal Concerning Majority Voting for the Election of the Board of Directors,” including “Management’s Statement in Opposition to Proposal No. 2” at page 11 of this proxy statement);

•
AGAINST approval of a stockholder proposal regarding the adoption of quantitative goals for the reduction of greenhouse gas emissions (see “Stockholder Proposal Concerning the Adoption of Quantitive Greenhouse Gas Emissions Goals,” including “Management’s Statement in Opposition to Proposal No. 3” at page 13 of this proxy statement); and

•
FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (see “Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm” at page 16 of this proxy statement).

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the Internet, or by attending the Annual Meeting and casting his or her vote in person. A stockholder’s last timely vote will be the vote that is counted.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on such proposal.

Stockholders can provide voting instructions by telephone by calling toll free 1-800-579-1639 from the U.S. or Canada, or via the Internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 12, 2009. Telephone and Internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 12, 2009.  Please have your notice and proxy control number in hand when you telephone or visit the website.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Committees of the Board of Directors

During fiscal year 2008, the Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows, with the chairman of the committee listed first.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Douglas C. Jacobs	Larry D. McNabb	Ronald R. Foell	Kenneth L. Campbell
Larry D. McNabb	J. Wayne Merck	James L. Doti	Ronald R. Foell
Bruce A. Choate	F. Patt Schiewitz	Douglas C. Jacobs	Larry D. McNabb
		J. Wayne Merck	Douglas C. Jacobs

Audit Committee:    The Audit Committee, which held ten meetings during 2008, represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries. Under the Audit Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:

•	overseeing the internal controls and accounting and audit activities of the Company and its subsidiaries;

•	reviewing prior to filing with management and the Company’s independent auditors the Company’s annual financial statements and Annual Report on Form 10-K;

•	reviewing prior to filing with management and the Company’s independent auditors the Company’s quarterly financial statements and Quarterly Reports on Form 10-Q;

•	appointing the Company’s independent auditors;

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditors;

•	reviewing the independence and effectiveness of the Company’s independent auditors, and their significant relationships with the Company;

•	approving the hiring by the Company of any current employee of the Company’s independent auditors or any former employee employed by the independent auditors within the prior one-year period;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the integrity of the Company’s financial reporting processes, adequacy of the Company’s internal controls and the fullness and accuracy of the Company’s financial statements;

•	reviewing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this code;

•	reviewing legal compliance matters;

•	discussing the general types of information to be disclosed and presentation of earnings press releases;

•	reviewing and updating the written Audit Committee charter at least annually; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined in the New York Stock Exchange (“NYSE”) listing standards. In addition, the Board of Directors has determined that Douglas C. Jacobs qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations.

Compensation Committee:    The Compensation Committee, which held twelve meetings during 2008, represents the Board of Directors in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives. All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards. Under the Compensation Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing, establishing and approving compensation programs and levels of compensation for the Company’s executive officers, including equity based compensation awards;

•	reviewing, establishing and approving compensation programs and levels of compensation for members of the Board of Directors;

•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the terms and conditions of such awards);

•
annually reviewing and appraising the performance of the Company’s Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company;

•	making recommendations to the Board of Directors on management succession relating to the selection of the Chief Executive Officer and other executive officer positions; and

•	establishing and reviewing compliance with director and executive officer stock ownership guidelines.

In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by an independent consultant engaged directly by the Committee, as well as recommendations made by the Company’s Chief Executive Officer. This process is described in greater detail in the “Compensation Discussion and Analysis” section which begins at page 18 of this proxy statement.  The Compensation Committee generally does not delegate authority granted the committee by its charter.

Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee held five meetings during 2008. All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee’s charter requires that the committee meet at least once per year, or more frequently as circumstances dictate, and that it will have general responsibility for:

•	reviewing and recommending candidates to fill vacancies on the Board of Directors;

•	recommending the slate of directors to be nominated by the Board of Directors for election by the stockholders at the annual meeting of stockholders;

•	recommending to the Board of Directors the composition of board committees;

•	developing and implementing the Company’s Corporate Governance Guidelines;

•	monitoring a process to assess effectiveness of the Board of Directors;

•	making recommendations on executive succession; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board of Directors.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. In addition, pursuant to the terms of a stockholder agreement (the “Stockholder Agreement”) (described in more detail beginning on page 6 of this proxy statement under the heading “Transactions With Related Persons”) between the Company and the Company’s largest stockholder, MP CA Homes, LLC (“MatlinPatterson”), MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for Board of Directors membership.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company’s governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:

•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;

•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or

•
a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

Once a potential nominee has been identified, the committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, such as depth of understanding of the Company’s industry, financial sophistication, leadership, and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time. In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and

•
freedom from any conflict of interest (other than employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder should submit the nomination for consideration to the Nominating and Corporate Governance Committee in accordance with the Company’s bylaws. The Nominating and Corporate Governance Committee will review properly submitted stockholder nominations in the same manner as it evaluates all other nominees.

The Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each notice must set forth, among other things set forth in the Company’s bylaws: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Executive Committee:    The Executive Committee, which held one meeting during 2008 and  acted regularly by written consent, represents the Board of Directors in discharging all of its responsibilities between board meetings, and may generally exercise all of the powers of the Board of Directors, except those powers expressly reserved by applicable law to the Board of Directors, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board of Directors.

Board of Directors Meetings and Attendance

During 2008, the Company’s Board of Directors held fourteen meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he then served. In addition, the Company’s non-management directors held four formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director.

Directors are encouraged to attend annual meetings of the Company’s stockholders. The 2008 annual meeting of stockholders was attended by all of our incumbent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Company’s Board of Directors, including its Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 36 of this proxy statement. All stockholder communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, Committee Chairman, or other directors as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

The Corporate Governance Guidelines provide that a majority of the members of the Company’s Board of Directors must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards.

The Board of Directors has determined that each of its current members (except for Ken Campbell, David J. Matlin, and Jeffrey V. Peterson) meet the aforementioned independence standards. Mr. Campbell and Mr. Matlin do not meet the aforementioned independence standards because they are employed by MatlinPatterson Global Advisers LLC, an affiliate of MatlinPatterson, which was paid an advisory fee of $6.1 million by the Company in connection with the initial closing of MatlinPatterson’s investment transaction with the Company.  Mr. Peterson does not meet the aforementioned independence standards because he served as Chairman, Chief Executive Officer and President of the Company for a portion of 2008.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide that the Chairman of the Board of Directors will serve as the Lead Independent Director; provided, however, that if the Chairman of the Board of Directors is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as the Lead Independent Director. Our current Chairman of the Board of Directors, Ronald R. Foell, is independent and serves as our Lead Independent Director. Our Lead Independent Director is the presiding director at all executive sessions of the non-management directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com through the “Investor Relations” link under the headings “Corporate Governance” and “Code of Business Conduct and Ethics” or in a current report on Form 8-K, as required.

In addition, the Company has adopted a whistleblower procedure pursuant to which employees have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns in confidence.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.” In addition, the procedure for stockholders to communicate with the Board of Directors is also set forth on our website through the “Investor Relations” link. You may also request a copy of any of the foregoing documents, at no cost to you, by writing or calling the Corporate Secretary at the Company’s principal executive offices. The address and telephone number of the Company’s principal executive offices are listed on page 36 of this proxy statement.

Transactions with Related Persons

Our Code of Business Conduct and Ethics and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without the approval of our Lead Independent Director. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that the Lead Independent Director is required to follow when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of our Lead Independent Director to determine in each instance whether the proposed transaction is consistent with the principles underlying our policies.

While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholder Agreement between the Company and MatlinPatterson (which, as of the Record Date, held 49% of the voting power of the Shares) provide a framework pursuant to which the Company’s transactions with MatlinPatterson will be analyzed.   The Stockholder Agreement provides that proposed transactions with MatlinPatterson or its affiliates, other than certain acquisition proposals that require the approval of stockholders, will be required to be pre-approved by a majority of the non-management independent members of the Board of Directors.

To our knowledge, during 2008 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, other than as described immediately below.

MatlinPatterson Transaction.

On June 27, 2008, we consummated the initial closing of a transaction with MatlinPatterson under the Investment Agreement dated May 26, 2008 as amended (the “Investment Agreement”), pursuant to which MatlinPatterson (i) purchased 381,250 shares of Senior Preferred Stock for approximately $381 million, which, upon receipt of stockholder approval on August 18, 2008, was converted into Series B Preferred Stock, and (ii) exchanged certain outstanding notes for a warrant that may be exercised to purchase 272,670 shares of Series B Preferred Stock at a common stock equivalent exercise price of $4.10 per share.   MatlinPatterson Global Advisers LLC, an affiliate of MatlinPatterson, was paid an advisory fee of $6.1 million by the Company in connection with this initial closing.  In addition, as required by the Investment Agreement, on September 3, 2008, MatlinPatterson was required to purchase, in the form of Series B Preferred Stock, the common stock equivalent of the approximately 23 million remaining shares not purchased in the Company’s 50 million share common stock rights offering.  On September 3, 2008, MatlinPatterson purchased such shares, as 69,579 shares of Series B Preferred Stock, for $69,579,000.

At the initial closing, the Company and MatlinPatterson also entered into the Stockholder Agreement, which currently provides as follows:

Board Representation. For so long as MatlinPatterson owns at least 10% of the total voting power of the Company, it will be entitled to designate such number of directors to serve on the Company’s Board of Directors as would be proportionate to the total voting power beneficially owned by MatlinPatterson and its affiliates, provided that the number of directors appointed by MatlinPatterson shall never exceed one person less than a majority of the directors then serving on the Company’s Board of Directors. To the extent MatlinPatterson and its affiliates decrease their holdings of Shares of the Company, the Company has the right to request the resignation of directors designated by MatlinPatterson to maintain such appointments in proportion to MatlinPatterson’s holdings of Shares.

Corporate Opportunities. As long as MatlinPatterson, its director designees and their affiliates comply with the confidentiality obligations in the Stockholders Agreement, the Company has agreed to renounce certain corporate and investment opportunities that may come to the attention of MatlinPatterson, its director designees and their affiliates. Such provisions do not apply to opportunities that come to the attention of such persons or entities as a result of their position with the Company or that of their affiliates with the Company or to opportunities offered to any person who is an officer of the Company.

Pre-Approval. Certain proposed transactions with MatlinPatterson will be required to be pre-approved by a majority of the non-management independent directors of the Company’s Board of Directors.

Amendments to Certain Documents. The Company has agreed not to amend its certificate of incorporation or bylaws in any manner inconsistent with the Stockholders Agreement or to make certain amendments to the Company’s stockholder rights plan.

Standstill and Transfer Restrictions. MatlinPatterson has agreed to certain standstill provisions and restrictions on its and its affiliates’ ability to transfer the Series B Preferred Stock, including a prohibition providing that prior to September 3, 2010, no transfers may be made except for certain transfers to permitted affiliates that agree to be bound by the Stockholders Agreement. After the expiration of such period, transfers may be made in certain limited instances.

Registration Rights. MatlinPatterson is entitled to demand and piggyback registration rights.

Mr. Campbell, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors, and Mr. Matlin, a member of the Company’s Board of Directors, are each partners of MatlinPatterson Global Advisers LLC, an affiliate of MatlinPatterson.

Proposal No. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of a single class of ten members that are elected annually.  In March 2009 the Nominating and Corporate Governance Committee recommended, and the Board of Directors elected, to reduce the Board of Directors to a single class of seven members elected annually as of the Annual Meeting.  The Nominating and Corporate Governance Committee recommended, and the Board of Directors nominated, seven of the Company’s ten current directors to stand for election at the Annual Meeting.  If elected, each nominee will serve until the 2010 annual meeting of stockholders or until the election and qualification of his respective successor.

Pursuant to the terms of the Stockholder Agreement between the Company and MatlinPatterson, MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for board membership.  The Company is required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company’s governance standards, and to have the Board of Directors recommend that stockholders vote for the election of each MatlinPatterson designated director. MatlinPatterson has designated two persons, David J. Matlin and Kenneth L. Campbell, as director nominees.

MatlinPatterson is also required to use its reasonable best efforts to elect to the Board of Directors the independent directors nominated by the Nominating and Corporate Governance Committee. However, pursuant to the Stockholder Agreement, MatlinPatterson is required to vote for or against such nominees in the same proportion as all of the Company’s stockholders (other than MatlinPatterson and its affiliates) vote.

The qualifications of each director nominee are described below under the heading “Nominees for Election.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR. Assuming the presence of a quorum, directors will be elected by a plurality of the vote of the Shares present and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Shares held by MatlinPatterson and its affiliates will be voted for or against such nominees in the same proportion as all of the Company’s other stockholders vote. Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them in favor of election of the seven nominees described below. The Board of Directors does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Nominees for Election

The Board of Directors has nominated Kenneth L. Campbell, Bruce A. Choate, James L. Doti, Ronald R. Foell, Douglas C. Jacobs, David J. Matlin, and F. Patt Schiewitz for election as directors at the Annual Meeting. The information set forth below as to each nominee has been furnished by the nominee.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Kenneth L. Campbell(4)	52
Director since July 2008, Chief Executive Officer and President since December 2008.  Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since 2007.  From May 2006 to May 2007, Mr. Campbell served as Chief Executive Officer and Director of Ormet Corporation, a U.S. producer of aluminum.  Prior to that, Mr. Campbell served as Chief Financial Officer of RailWorks Corporation, a provider of track and transit systems construction and maintenance services, from December 2003 to May 2006.  Before joining MatlinPatterson, Mr. Campbell spent a period of over twenty years serving in various restructuring roles at companies with significant operational and/or financial difficulties.

Bruce A. Choate(1)	61
Director since May 2007.  Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust (“REIT”) located in Carson, California.  Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company’s Chief Financial Officer.  Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is the Chairman of AvalonBay’s investment and finance committee.

James L. Doti(2)	61
Director since May 1995.  President of Chapman University since 1991 and the Donald Bren Distinguished Chair of Business and Economics.  Dr. Doti is also a Director of First American Corporation, a title insurance and financial services company, and Fleetwood Enterprises, Inc., a producer of manufactured housing and recreational vehicles.

Ronald R. Foell(2)(4)	79
Director since 1967, Chairman of the Board of Directors since December 2008.  Mr. Foell served as President of the Company from 1969 until October 1996.  Since October 1996 Mr. Foell has been a private investor.

Douglas C. Jacobs(1)(2)(4)	67
Director since May 1998.  Executive Vice President - Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust, including the Cleveland Browns, a professional football team, since January 1, 2006.  Prior to that, Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP.  Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its audit committee.

David J. Matlin	47
Director since July 2008.  Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm, since 2002.  Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and head of its Distressed Securities Group since its formation in 1994.  Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994).  Mr. Matlin is also a Director of Goss Graphics, Global Aero Logistics, Thornburg Mortgage, Inc. and serves as an Advisory Board member of Wharton Private Equity Partners (WPEP).

F. Patt Schiewitz(3)	58
Director since May 2007 and a private investor since March 2007.  Mr. Schiewitz served as a Managing Director - Investment Banking at JP Morgan Securities, Inc. from 2004 to March 2007, leading JP Morgan’s National Homebuilding Team.  Prior to that, from 1991 to 2004, Mr. Schiewitz led the National Homebuilding Team at Bank One and First Chicago NBD.

 __________________________

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(3)	Member of the Compensation Committee of the Board of Directors.

(4)	Member of the Executive Committee of the Board of Directors.

Proposal No. 2

STOCKHOLDER PROPOSAL CONCERNING MAJORITY VOTING FOR THE ELECTION OF THE BOARD OF DIRECTORS

The Company has received a stockholder proposal from Amalgamated Bank’s LongView SmallCap 600 Index Fund, located at 275 Seventh Avenue, New York, NY 10001. The proponent has requested that the Company include the following proposal in its Proxy Statement for the 2009 Annual Meeting of Stockholders and, if properly presented, this proposal will be voted on at the Annual Meeting. The proponent has advised us that it beneficially owns approximately 53,502 shares of Common Stock. The stockholder proposal is quoted verbatim in italics below.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 2.

Proposal No. 2—MAJORITY VOTING STOCKHOLDER PROPOSAL

RESOLVED: That the shareholders of Standard Pacific Corp. (the "Company") hereby request that the board of directors amend the Company's governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation.

Supporting Statement

Standard Pacific Corp. uses a "plurality vote" standard to elect directors. What this means is that in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely "withhold" support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a "majority vote" policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast "for" a nominee must exceed the number of votes cast "against" a nominee. If the only options are to vote ""yes" or to "withhold" support, then a "withhold" vote would count as a vote "against" the nominee.

In our view, an effective majority vote policy should also require incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that "vacancy" until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by a majority of the Company's peers in the S&P 500 index. In our view, such a "majority vote" standard in director elections would give shareholders a more meaningful role in the director election process. We believe that Standard Pacific Corp. should make appropriate changes to its governing documents to empower shareholders here.

We urge your support for this important director election reform.

Management’s Statement in Opposition to Proposal No. 2

Overview.

    The Company’s directors are currently elected by a “plurality” vote, which means that, with respect to the number of available Board seats, the nominees who receive the greatest number of votes are elected.  Many large public companies incorporated in Delaware (the Company’s state of incorporation) and elsewhere use a plurality voting standard.  Under plurality voting, our stockholders have a history of electing strong and independent Boards.  Proposal 2 asks the Company’s Board to amend the Company’s bylaws to change this standard in uncontested elections to a majority vote standard. The Board believes the plurality vote standard, which is the default standard under Delaware law, continues to be the best standard for electing directors.

Recognized Excellence in Corporate Governance and Robust Director Nominee Identification Process.

The Company has demonstrated excellence in corporate governance. As measured by RiskMetrics (formerly Institutional Shareholder Services), in its “Corporate Governance Quotient” evaluation, as of February 2, 2009, the Company’s corporate governance was better than that of 73.7% of the S&P 600 and 85.6% of the companies in its industry group (Consumer Durables and Apparel).  The strong corporate governance processes that the Company already has in place, among other things, are designed to identify and propose director nominees who will serve the best interests of the Company and its stockholders.   Director nominees are evaluated and recommended for election by the Board’s Nominating and Corporate Governance Committee, which is comprised solely of independent directors.  The Company’s Corporate Governance Guidelines set forth criteria for the committee to follow when identifying and proposing potential director nominees.  These criteria, as well as the committee’s procedures for considering and evaluating potential director nominees identified by stockholders, are described under the heading “Nominating and Corporate Governance Committee” beginning on page 4 of this proxy statement.

Applying the Proposed Majority Voting Standard to the Company’s Historical Elections of Directors Would Not Modify the Outcome of a Single Election.

The Board believes this proposal is unnecessary given our ’stockholders’ historic voting record in favor of the Board’s director nominees. Reflecting the strength of the Company’s current voting process, the Board’s director nominees have always received a majority vote. There has never been a stockholder meeting at which a majority vote standard would have impacted the outcome of the election.

Adopting the Proposed Majority Voting Standard May Not Achieve its Desired Intent.

The Board believes this proposal may not achieve its desired intent. While the concept of majority voting for the election of directors may initially appear straightforward and democratic, the Board believes the majority vote standard recommended by this proposal may not achieve the proponent’s goal of electing directors by a majority vote and removing those directors who do not receive a majority vote.  For example, if a non-incumbent nominee in an uncontested election fails to receive a majority vote for election, the result will be a vacancy on the Board that will be filled by the remaining members of the Board, not stockholders.  Alternatively, if an incumbent director in an uncontested election fails to receive a majority vote for re-election, under Delaware law and the Company’s bylaws, that director, although not elected by the stockholders, nonetheless remains on the Board indefinitely as a “holdover” until (i) the election of a successor at a subsequent stockholder meeting, or (ii) the director’s resignation. A resignation results in either a smaller Board or in a vacancy being filled by the Board, not the stockholders.  The Board does not believe that these results are beneficial to stockholders, nor do they improve accountability.  In fact, such vacancies could result in the Company’s failure to meet the NYSE’s continuing listing requirements relating to the independence and financial literacy of directors or SEC requirements relating to audit committee financial experts.

Adopting the Proposed Majority Voting Standard in Combination with a Proposed NYSE Rule Change May Give Unintended Power to “Single-Issue” Minority Stockholders.

Under current NYSE rules, a stockholder that holds shares through a broker (or other custodian) is asked to provide instructions to the broker as to how to vote the shares; however, in the event instructions are not provided, the broker is provided the discretion to vote the shares on the account holder’s behalf.  Under a proposed NYSE rule, brokers would no longer be able to vote shares for which they have not received voting instructions. Historically, a significant number of stockholders have failed to provide voting instructions to their brokers. Therefore, if the proposed NYSE rule change is approved in its current form, it is likely that fewer votes would be cast in the Company’s elections of directors. If this proposed NYSE rule change is combined with the proposed majority vote proposal (which provides that directors are to be elected by the majority of the votes actually cast in the election), a single-issue activist would theoretically need to mobilize only a minority of the Company’s stockholders to achieve “NO” votes from a majority of the votes cast.  The Board believes it is undesirable to provide a minority of the Company’s stockholders the power to cause the actual failure of director elections.

Under the Company’s Current Plurality Voting Standard the Board Seriously Evaluates the Rationale Behind “Withhold Vote” Campaigns.

The Company’s current plurality vote standard allows stockholders to register dissatisfaction by means of a “withhold” vote for one or more directors. The Board understands the importance of examining the rationale for “withhold” campaigns and will seriously evaluate whether it needs to make changes when a director or group of directors receives a significant number of “withhold” votes.

Active Participation in a Well-Designed Process for the Election of Directors Is Important to the Company.

Active stockholder participation in a well-designed process for the election of directors is important to the Company. In fact, the Board responded to stockholder action regarding the election of directors in 2008 when it approved an amendment to the Company’s charter to eliminate a classified Board structure. Prior to such time, directors were elected for a three-year term. As a result of the Board’s responsive action, all directors are now subject to election or re-election by the stockholders each year.

Board Recommendation

For the reasons stated above, the Board believes that its current policies with regard to the identification and election of directors ensure that the Company will continue to be served by a strong and independent Board and that modifying its current plurality voting standard is not in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL OF PROPOSAL NO. 2.

Assuming the presence of a quorum at the Annual Meeting, under Delaware law, the affirmative vote of the holders of a majority of the Shares represented and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named on the accompanying form of proxy will vote all proxies against the proposal. Please note that if the proposal passes, the Company may consider whether it is appropriate to take the requested action, but it will not be legally obligated to do so.

Proposal No. 3

STOCKHOLDER PROPOSAL CONCERNING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSIONS GOALS

The Company has received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. NCF has requested that the Company include the following proposal in its Proxy Statement for the 2009 Annual Meeting of Stockholders, and if properly presented this proposal will be voted on at the Annual Meeting. NCF has advised us that it beneficially owns approximately 170 shares of the Common Stock. This stockholder proposal has been co-sponsored by the General Board of Pension and Health Benefits of The United Methodist Church, located at 1201 Davis Street, Evanston, Illinois 60201-4118, which has advised us that it beneficially owns 36,830 shares of Common Stock. The stockholder proposal is quoted verbatim in italics below.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 3.

Proposal No. 3—GREENHOUSE GAS RESOLUTION

The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2005.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One recent study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut… end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

RESOLVED:

Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2009, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Management’s Statement in Opposition to Proposal No. 3

Overview.

The Company is committed to remaining an environmentally responsible builder and to supporting the National Association of Home Builders’ (“NAHB”) green building initiative. While energy efficiency is a significant consideration in the design of each of our homes, the Board believes that the Company’s adoption of quantitative goals to reduce total greenhouse gas emissions will require a complex and expensive technical analysis and will ultimately place the Company at a competitive disadvantage when competing to sell homes against other homebuilders that have not adopted such goals and with the resale home market.

Company Commitment to Environmental Responsibility.

The Company is committed to being an environmentally responsible builder. As a member of the local communities in which we build, and as a national homebuilder, we strive to “do the right thing” while maximizing the value we deliver to our homebuyers. We recognize the potential positive role the homebuilding industry can play in many environmental matters, including the reduction of greenhouse gas emissions, and are committed to working with the NAHB to support the development and implementation of the NAHB’s green building initiative.

We have long recognized the benefits of improving the efficiency of our homes. On a project-by-project basis, our division managers continually strive to improve the efficiency of our designs and regularly evaluate the relative costs and benefits of incorporating various energy efficient technologies into our projects. To that end, many of our developments offer:

•	Energy Star rated appliances;

•	energy efficient heating and air conditioning systems;

•	programmable digital thermostats (which can reduce energy consumption);

•	energy efficient low-e dual-glazed windows;

•	high-efficiency water heaters;

•	fully-insulated exterior walls and exterior ceilings at living areas; and

•	efficient time and temperature controlled recirculating hot water systems.

The Stockholder Proposal Requires an Unwise Use of Limited Company Resources and Will Result in Competitive Disadvantage.

The stockholder proposal requests that the Board adopt quantitative goals for reducing total greenhouse gas emissions, and report to stockholders on its plans to achieve these goals. Adoption of this proposal would require the Company to hire outside experts to conduct numerous and complex analyses of each of our product types at each of our 169 current projects (and of each new proposed project type and product). These analyses would necessarily include:

•	preparation of a report on the current level of greenhouse gas emissions from each project and each product type at each project;

•
preparation of a survey of available building technologies that indicates the amount of greenhouse gas emissions that would result from the use of each such technology (taking into account the unique conditions present at each of our 169 current project sites);

•
an analysis of the many federal, state and local rules and regulations applicable to each of our projects to determine which technologies would be permitted by local building codes and other regulations to be utilized at each project site;

•	preparation of a report recommending the technologies to be utilized at each project site and analyzing the impact on building costs related to the use of such technologies;

•	preparation of a market study for each project site indicating whether the local homebuyer would be willing to bear the likely increase in home price resulting from use of any new technology;

•
preparation of a report, in light of the above reports, indicating the quantitative amount by which the Company would reduce greenhouse gas emissions as a result of adopting the recommended technologies; and

•	preparation of a final report to stockholders indicating the quantitative goals adopted by the Board and presenting a final plan to implement those goals.

While the analyses themselves would be complex and expensive, the adoption of quantitative goals to reduce the Company’s greenhouse gas emissions would place the Company at a competitive disadvantage. During the current market downturn, we have increasingly been forced to reduce sales prices and increase incentives to compete with the growing supply of homes offered for sale by other homebuilders and on the resale market. Adoption of the technologies necessary to achieve quantitative goals to reduce greenhouse gas emissions would necessarily result in increases to our costs to build homes, costs that we would need to pass on to the homebuyer. If we were forced to increase our home prices, we would be placed at a competitive disadvantage to other homebuilders who have not adopted such goals and with homes for sale on the resale market.

Board Recommendation

While energy efficiency is a significant consideration in the design of each of our homes, the Board believes that the Company’s adoption of quantitative goals to reduce total greenhouse gas emissions will require a complex and expensive technical analysis and will ultimately place the Company at a competitive disadvantage when competing to sell homes against other homebuilders that have not adopted such goals and with the resale home market.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL OF PROPOSAL NO. 3.

Assuming the presence of a quorum at the Annual Meeting, under Delaware law, the affirmative vote of the holders of a majority of the Shares represented and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named on the accompanying form of proxy will vote all proxies against the proposal. Please note that if the proposal passes, the Company may consider whether it is appropriate to take the requested action, but it will not be legally obligated to do so.

Proposal No. 4

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, and the Board of Directors and the Audit Committee recommend that the stockholders ratify this appointment.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009 is not required. However, the Board of Directors and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

Ernst & Young LLP served as our independent registered public accounting firm during 2008 and has served as our independent public accountants since 2002. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so. Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2008 and 2007 are disclosed on page 34.

Board Recommendation

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Assuming the presence of a quorum at the Annual Meeting, under Delaware law, the affirmative vote of a majority of the Shares represented and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

DIRECTOR COMPENSATION

Each October, the Compensation Committee reviews the Company’s non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders in the peer group examined by the Board of Directors when determining executive officer compensation (Toll Brothers, Hovnanian Enterprises, Beazer Homes USA, MDC Holdings, Ryland Group and Meritage Homes) and, from time to time, a discussion with an outside compensation consultant (although no such discussions were held in 2009).

In 2008, each non-management director was eligible to receive total annual compensation valued at $180,000, consisting of an annual cash retainer of $80,000 and an annual grant of Common Stock valued at $100,000. The Compensation Committee has decided to continue this program for 2009.  The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.

The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The annual stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director receives an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new non-management director receives a grant of 5,000 shares of restricted stock which vests in full one year after the date of grant.

2008 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards(s) (2)(3)	Total($)
(a)	(b)	(c)	(h)
Bruce A. Choate	$80,000	$135,350	$215,350
James L. Doti	$80,000	$128,280	$208,280
Ronald R. Foell	$95,000	$128,280	$223,280
Douglas C. Jacobs	$80,000	$131,815	$211,815
David J. Matlin(1)	$40,000	$—	$40,000
Larry D. McNabb	$80,000	$131,815	$211,815
J. Wayne Merck	$80,000	$135,350	$215,350
F. Patt Schiewitz	$80,000	$135,833	$215,833
___________________________________

(1)
Mr. Matlin has elected to decline all equity compensation that he would otherwise be entitled to receive as a member of the Board and is also required to assign all cash compensation he receives to MatlinPatterson.

(2)
The amount we have reflected in this column includes compensation cost recognized in the Company’s financial statements with respect to awards granted in previous fiscal years and the current fiscal year, calculated in accordance with FAS 123R. The grant date fair value of each award granted in 2008 to Messrs. Choate, Doti, Foell, Jacobs, McNabb, Merck and Schiewitz was $100,000 each. The methodology and assumptions used to calculate the valuation of the stock awards granted to non-management directors are set forth in Note l7, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
No stock options were granted to our non-employee directors in 2008. As of December 31, 2008, Messrs. Foell, Jacobs and McNabb held options to purchase 34,000, 34,000, and 30,000 shares of Common Stock, respectively.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the Company’s directors with the interests of the Company’s other stockholders. Under the guidelines, each non-employee member of the Company’s Board of Directors, other than directors who are employees of any of our 10% or greater stockholders or their affiliates, is required to own 20,000 shares of our Common Stock. Each such director is required to reach full compliance with the guidelines within three years of the date he or she becomes a director. As of December 31, 2008, all of the Company’s directors subject to the guidelines exceeded them. The Director Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Larry D. McNabb (Chairman), J. Wayne Merck, Jeffrey V. Peterson, and F. Patt Schiewitz all served as members of the Company’s Compensation Committee during 2008. There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The overall objectives of our executive compensation program are to (1) attract and retain key executives, (2) support our business strategy through a “pay for performance” philosophy, by providing incentives to our executives to achieve the Company’s strategic and financial goals, which are designed to ultimately enhance the value of the Shares, and (3) align the long-term interests of our executives with those of our other stockholders.

Core Principles.    Consistent with these objectives, the Compensation Committee of the Board of Directors (the “Committee”) has developed its compensation program for executive officers, including the Company’s named executive officers, on the following core principles:

•
The Company’s executives should receive a base salary that is generally competitive with those paid by other publicly held homebuilding companies with consideration given to the executives’ experience, duties, responsibilities and prior contribution to the Company.

•	Annual incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance.

•
Stock options should be used so that our executives have a financial interest in the creation of long-term stockholder value and to encourage ownership of the Company’s equity by our executives. In addition, our executives should be encouraged to maintain a requisite level of stock ownership. These components directly align the executives’ interests and rewards with the risks and opportunities of the Company’s other stockholders, by exposing the executives to meaningful downside risk and upside potential.

•
The overall level of total compensation for executives should be reasonable in relation to and competitive with the compensation paid to similarly situated executives at other publicly-traded homebuilding companies, subject to variation for factors such as the individual executive’s experience, duties, responsibilities and prior contribution to the Company.

Compensation Allocation.    While the above represent the Committee’s core principles over the long term, the Committee has no pre-established policy or target for the allocation between these elements of compensation.  In the short term, in light of market conditions and the Company’s current financial condition, the Committee has decided to de-emphasize annual incentive opportunities, focusing instead on longer term compensation designed to incentivize the Company’s executives to remain employees of the Company through the current downturn.

Section 162(m).    The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code. Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. The Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Procedure for Setting Executive Compensation

The Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•
annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its stock incentive plans.

Each of the members of the Committee is an independent director.

From time to time the Committee has retained a compensation consultant to provide the Committee with benchmarking data, input on best practices and other developments in compensation, and to otherwise assist the Committee with its duties. In 2008, the Committee engaged Towers Perrin to assist the Committee in re-evaluating the Company’s peer group for compensation comparisons and to analyze short and long-term trends in compensation practices within this peer group. Following this analysis, at the recommendation of Towers Perrin, the Company redefined its peer group to include Toll Brothers, Hovnanian Enterprises, Beazer Homes USA, MDC Holdings, Ryland Group and Meritage Homes. While the Committee reviewed peer group compensation data during 2008, this data did not have a meaningful impact on the 2009 compensation plans established for our executives.

The Committee generally meets on a quarterly basis, at year-end in a special meeting, and from time to time at additional special meetings on an as-needed basis. While the Company’s Chief Executive Officer generally attends Committee meetings, the Committee also meets in executive session without management, from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full board, where both Committee members and other independent members of the Board of Directors are present without management.

The Committee makes compensation decisions for all of the Company’s executive officers, including the named executive officers. While the Committee evaluates performance, compensation levels and compensation program structure throughout the year, the Committee generally meets in December of each year to begin the process of setting salary and annual incentives for the following year. This process is generally completed in January or February once actual financial results are known. This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of performance based bonus payments, while maximizing the incentive effect of any bonuses tied to annual performance. During the year, the Committee may also grant long-term incentives, which historically have been in the form of equity awards, if it determines that these are advisable to reward or motivate employees.

The Company’s Chief Executive Officer annually reviews each executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and bonus program for each executive officer. The Company’s Chief Executive Officer also makes recommendations for equity awards to the executive officers. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Compensation Components

Base Salaries. Base salaries for the named executive officers are established based on the scope of their responsibilities and relevant experience and prior contribution to the Company, taking into account compensation for similarly situated executives paid by peer companies in the public homebuilding group. The Committee believes base salaries should be adequate to attract and retain management, and to also provide a reasonable base level of compensation for years in which no, or a reduced, bonus may be earned.

Annual Bonuses.  In the short term, in light of market conditions and the Company’s current financial condition, the Committee has decided to de-emphasize annual incentive opportunities, including annual cash bonuses, focusing instead on longer term compensation designed to incentivize the Company’s executives to remain employees of the Company through the current downturn.

Equity Compensation.   Equity awards are used by the Committee as a form of long-term compensation and to encourage executive ownership of the Common Stock to further the Company’s emphasis on pay for performance and to help align executives’ interests with those of the Company’s other shareholders. In addition, because the equity compensation generally vests over an extended timeframe, this compensation component encourages the Company’s executive officers to remain with the Company for long and productive careers, maximizing the value to the Company of their years of experience.

Perquisites and Other Benefits. The Committee believes that the Company’s named executive officers should participate in the same benefit programs as the Company’s other employees.  To that end, the Committee elected to discontinue the deferred compensation plan and financial planning benefits it provided to the Company’s named executive officers in 2008 and prior years. Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, disability coverage and the 401(k) Plan.

2008 and 2009 Named Executive Officer Compensation

CEO Compensation.  Kenneth L. Campbell has elected not to receive compensation in connection with his engagement as our President and Chief Executive Officer.  While Mr. Campbell will indirectly benefit from the Company’s performance through his ownership interest in an affiliate of our largest stockholder, MatlinPatterson, Mr. Campbell does not receive any additional remuneration from MatlinPatterson or its affiliates for serving as the Company’s President and Chief Executive Officer or as a member of its Board of Directors.  The Company does reimburse Mr. Campbell for travel, temporary living, and other reasonable business expenses related to his engagement as our President and Chief Executive Officer.

Base Salaries.  In light of the challenging market conditions currently facing the Company and the homebuilding industry generally, the Committee decided to maintain the freeze on executive officer base salaries it began in 2006 (subject to adjustments for promotions). As a result, the base salaries of the named executive officers who are continuing employment with the Company in 2009 are as follows:  Mr. Campbell $0, Mr. Stowell $750,000 and Mr. Dickson $365,000.

Annual Bonuses.  In light of market conditions and the Company’s current financial condition, the Committee decided to de-emphasize annual incentive opportunities.  The Committee has determined that it will not establish formula annual bonus programs for its executive officers in 2009, but rather will retain the flexibility to pay them discretionary bonuses as it determines is appropriate, taking into account the Company’s financial condition and the executive’s performance.

For 2008, Mr. Stowell waived his annual bonus in light of the Company’s financial performance and current market conditions. Mr. Scarborough and Mr. Krah, who separated from the Company in March and July 2008, respectively, did not receive a bonus for 2008.  Mr. Peterson, who separated from the Company in December 2008, received a cash bonus of $3,000,000 in recognition of the significant role he played in helping the Company to close the MatlinPatterson transaction and the related common stock rights offering, which resulted in a total equity infusion into the Company of approximately $662 million. Mr. Parnes and Mr. Halvorsen separated from the Company in February 2009.  As part of a comprehensive settlement of various employment related claims each had brought against the Company, including claims pursuant to change in control agreements and for 2008 bonuses, the Company and each of Mr. Parnes and Mr. Halvorsen entered into settlement agreements providing for aggregate payments to Mr. Parnes and Mr. Halvorsen of $2.4 million and $1.55 million, respectively.  Of these total amounts, $571,000 and $560,000, respectively, were attributable to the settlement of claims brought for 2008 bonuses.  Mr. Campbell did not receive a bonus for 2008.  As of the filing of this proxy statement, the amount of 2008 annual bonus payable to Mr. Dickson, if any, had not yet been determined.

Performance Share Awards. The Committee decided to discontinue the executive officer performance share award program in 2009, electing instead to provide equity awards to executives through the use of stock options. The Committee believes that stock options, which vest over a longer time horizon, provide a greater long term incentive to executives than performance share awards, which historically were tied to the achievement of annual performance metrics.

For 2008, each of the named executive officers received a performance share award.  As a result of the Company’s transaction with MatlinPatterson, the change-in-control provision in these awards was triggered in August 2008, entitling each executive to receive the targeted number of shares for his award, irrespective of whether the performance thresholds that were otherwise required to be satisfied to receive such awards were met.  Therefore, each of the named executive officers who was an employee of the Company as of such date received their targeted number of shares: Mr. Parnes 40,000, Mr. Stowell 50,000, Mr. Dickson 20,000 and Mr. Halvorsen 20,000.

Stock Options.  In light of market conditions and the Company’s current financial condition, the Committee decided to place a greater emphasis on longer term compensation, including stock options, for 2009, believing that such longer term compensation will incentivize the Company’s executives to remain employees of the Company through the current downturn.  Accordingly, in March 2009 the Company granted stock options to each of its key employees, including Mr. Stowell and Mr. Dickson, who received 1,000,000 and 500,000 options, respectively.  These options have an exercise price of $0.67 (fair market value on the effective date of grant), vesting one-quarter on the date of grant, with an additional one-quarter vesting on each of the first three anniversaries of the date of grant; provided that 50% of the unvested portion of the options will immediately vest upon a change in control.  These options have a seven-year term.

In August 2008, the Company also granted stock options to each of its key employees, including Mr. Peterson, Mr. Stowell, Mr. Parnes, Mr. Halvorsen and Mr. Dickson, who received 3,800,000, 1,400,000, 900,000, 750,000, and 400,000 options, respectively.   These options have an exercise price of $3.10 (fair market value on the effective date of grant), vest in four equal installments on the first four anniversaries of the date of grant, and have a seven-year term.  The Committee made this grant to better align the interests of our management with those of our stockholders, including MatlinPatterson and those stockholders that participated in the Company’s rights offering, all of which purchased our equity at a per Common Stock price of $3.05 per share.

In February 2008, the Company granted stock options to each of its executive officers, including Mr. Scarborough, Mr. Stowell, Mr. Parnes, Mr. Halvorsen, Mr. Krah and Mr. Dickson, who received 280,000, 200,000, 100,000, 50,000, 50,000 and 50,000 options, respectively. These options, which have an exercise price of $4.02 (fair market value on the effective date of grant) and a seven-year term, were designed to better align the interests of the Company’s executive officers with those of our other stockholders.  In connection with Mr. Scarborough’s retirement from the Company (discussed below) all of his 280,000 options vested in March 2008.  Mr. Krah’s 50,000 options were unvested as of the date of the termination of his employment and were cancelled.  As a result of the Company’s transaction with MatlinPatterson, on August 18, 2008 the change-in-control provision in these awards was triggered and all of the unvested options held by Messrs. Parnes, Stowell, Halvorsen and Dickson vested.

Employment Related Agreements

COO Employment Agreement. In light of, among other things, current market conditions, the uncertainty created by the ongoing restructuring of the Company’s operations, and the Committee’s desire to terminate the Change in Control agreement to which Mr. Stowell is a party, the Committee decided it was appropriate to provide our Chief Operating Officer with a two-year employment agreement.  This employment agreement outlines Mr. Stowell’s duties, sets forth his base salary ($750,000), eligibility for Company health and welfare benefits, and provides for the potential of a discretionary annual bonus and a $2.5 million retention bonus.  The retention bonus will be payable after December 31, 2010, assuming Mr. Stowell remains an employee of the Company through such date; provided, however, that he will be entitled to receive the retention bonus at an earlier date if his employment with the Company is terminated without cause or if he terminates his employment for good reason.  In addition, following December 31, 2009, the Compensation Committee, in the exercise of its discretion, may pay Mr. Stowell up to twenty-five percent of the retention bonus in advance of when it would otherwise be paid.  This employment agreement supersedes and replaces the change-in-control agreement Mr. Stowell entered into with the Company on December 1, 2006.

Change-in-Control Agreements.  Prior to 2008, the Company’s practice was to enter into change-in-control agreements will all of its executive officers.  These agreements were designed to provide a degree of protection to each executive officer in the event that his or her employment was terminated or significantly modified following, or in contemplation of, a change in control. The agreements reflected the Committee’s belief that the interests of stockholders would be best served if the interests of the Company’s executive officers were aligned with those of the other stockholders, and that providing change-in-control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change-in-control transactions that may be in the best interests of stockholders.

On August 18, 2008, our stockholders approved the conversion of the senior preferred stock held by MatlinPatterson to Series B Preferred Stock, resulting in MatlinPatterson’s ownership of 49% of the Shares’ voting power.  The Committee determined that, in light of MatlinPatterson’s concentrated ownership and the resulting ability of parties interested in pursuing change-in-control transactions to contact MatlinPatterson directly if Company management were to rebuff a potential suitor, it was no longer necessary to provide the Company’s executives with additional motivation to explore change-in-control transactions.

The existing change-in-control agreements provide that following a change in control, severance benefits are payable if the Company terminates the employment of an executive without cause or the executive terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change in control or prior to and in connection with, or in anticipation of, such a change. Subject to a payment cap designed to keep the severance benefits payable to each executive officer below the “excess parachute payments” threshold under Section 280G of the Internal Revenue Code, the severance benefits generally consist of (1) a lump sum payment equal to two times the executive officer’s annual base salary and two times his or her average annual bonus and incentive compensation determined over the three prior years; and (2) continuation for two years of the Company life, health and disability insurance (without an exclusion for pre-existing conditions), car allowance and any cash-in-lieu payments. In addition, the agreements provide that all outstanding unvested equity awards immediately vest as of the date of a change in control.

Each of the Company’s named executive officers (other than Mr. Campbell and Mr. Peterson) was a party to a change-in-control agreement with the Company.  In connection with his retirement in March 2008, Mr. Scarborough entered into an agreement with the Company that extinguished any rights he might have under his change-in-control agreement.  Notwithstanding this fact, on September 9, 2008, Mr. Scarborough initiated an arbitration proceeding alleging he remained entitled to a payment under the change-in-control agreement.  This proceeding is ongoing and is described in more detail below.  In connection with his separation from the Company in July 2008, Mr. Krah entered into an agreement with the Company that extinguished any rights he might have under his change-in-control agreement.  In February 2009, in connection with the settlement of various employment related claims, also described in more detail below, Mr. Parnes and Mr. Halvorsen relinquished any rights they might have under their change-in-control agreements.  In March 2009, Mr. Stowell entered into two-year employment agreement with the Company that superseded and replaced his change-in-control agreement.  Mr. Stowell’s two-year employment agreement is described in more detail above.

The “Estimated Current Value of Change-in-Control Benefits” table at page 30 of this proxy statement provides an estimate of the total cash payment and other value that would have been received by each named executive officer who was serving in such capacity at December 31, 2008, assuming that the Company had become obligated to pay him severance as of such date under the agreement in place as of such date.

Retirement and Separation Agreements

Stephen J. Scarborough Retirement Agreement

Effective March 20, 2008, Stephen J. Scarborough retired from his position as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. In connection with his retirement, the Company entered into a retirement agreement with Mr. Scarborough. The terms of the retirement agreement include Mr. Scarborough’s agreement not to disclose confidential Company information, disparage the Company, or solicit Company employees for two years, as well as his release of certain claims he might have against the Company. In exchange, the Company agreed to (i) pay Mr. Scarborough a lump sum severance payment of $1,250,000 (one year’s base salary), (ii) pay COBRA premiums through February 2011, (iii) accelerate the vesting of 42,000 shares of restricted stock that would have vested in two equal tranches on February 19, 2009 and 2010 and 280,000 stock options that would have vested in three equal tranches on February 7, 2009, 2010 and 2011, (iv) allow Mr. Scarborough until April 1, 2010 to exercise any vested but unexercised stock options, (v) continue financial planning services provided to Mr. Scarborough through June 30, 2009, (vi) not disparage Mr. Scarborough and (vii) release him from certain claims.

On September 9, 2008, Mr. Scarborough initiated an arbitration proceeding before JAMS in Orange County, California alleging that by not paying him benefits of approximately $23 million in connection with the termination of his employment in March 2008, the Company violated the terms of his Change in Control Agreement with the Company. Mr. Scarborough further alleges that the termination of his employment was wrongful and that his claims are not barred by the retirement agreement described above inasmuch as he asserts that he was fraudulently induced to sign that agreement. The Company believes these claims are without merit and has filed a response to the complaint, denying all of the material allegations and setting forth a number of affirmative defenses. The arbitration is currently set for May 4-8, 2009.

Jeffrey V. Peterson Separation Agreement

Effective December 17, 2008, Mr. Peterson resigned from his position as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Peterson agreed to continue as a member of the Company’s Board of Directors.  In connection with his resignation and in recognition of the significant role he played in helping the Company to close the MatlinPatterson transaction and the related common stock rights offering, which resulted in a total equity infusion into the Company of approximately $662 million, the Company entered into a separation agreement with Mr. Peterson which replaced in its entirety the September 2008 severance agreement between Mr. Peterson and the Company. The separation agreement provides Mr. Peterson with (i) a lump sum bonus payment of $3,000,000, (ii) the continuation of the vesting of one-quarter of the stock options granted to Mr. Peterson on August 22, 2008, and (iii) the extension of the period during which Mr. Peterson may exercise those options to August 22, 2013.  The separation agreement also contains, among other things, non-disclosure, non-disparagement, non-solicitation, and general release provisions and cancels all other bonus, severance and employment related agreements between the Company and Mr. Peterson.

Douglas C. Krah Separation Agreement

As part of the Company’s ongoing cost reduction initiatives, the Company decided to consolidate its Northern California and Southern California regions into one region in July 2008.  In connection with this consolidation, Mr. Krah’s regional president position was eliminated and Mr. Krah’s employment with the Company was terminated.  In connection with his separation from employment, the Company entered into a separation agreement with Mr. Krah that included Mr. Krah’s agreement not to disclose confidential Company information, to release the Company from certain claims, and to provide transition services through December 31, 2008.  In exchange, the Company agreed to pay Mr. Krah a lump sum severance payment of $1,500,000, accelerate the vesting of 15,118 shares of unvested restricted stock relating to previously earned performance share awards and pay COBRA premiums through December 31, 2009.

Andrew H. Parnes Separation Agreement

In connection with the settlement of various employment related claims, including claims for payment of a 2008 bonus and pursuant to a change-in-control agreement between the Company and the executive, Mr. Parnes resigned from his position with the Company effective February 24, 2009.  The terms of the separation agreement between the Company and Mr. Parnes, which became effective on March 6, 2009, provide, among other things, that in exchange for a settlement of claims between the parties, Mr. Parnes will receive a lump sum payment of $2.4 million and reimbursement of up to 24 months of COBRA/Cal-COBRA payments.  Mr. Parnes was also provided a period of 90 days to exercise any vested stock options.  The $2.4 million payment to Mr. Parnes represents approximately 57% of the maximum amount that could be asserted as due under his 2008 bonus arrangement and change-in-control agreement.  Of this total amount, $571,000 was attributable to the settlement of his claim for a 2008 bonus.

Clay A. Halvorsen Separation Agreement

In connection with the settlement of various employment related claims, including claims for payment of a 2008 bonus and pursuant to a change-in-control agreement between the Company and the executive, Mr. Halvorsen resigned from his position with the Company effective February 20, 2009.  The terms of the separation agreement between the Company and Mr. Halvorsen, which became effective on March 5, 2009, provide, among other things, that in exchange for a settlement of claims between the parties, Mr. Halvorsen will receive a lump sum payment of $1.55 million and reimbursement of up to 24 months of COBRA/Cal-COBRA payments.  Mr. Halvorsen was also provided a period of 90 days to exercise any vested stock options.  The $1.55 million payment to Mr. Halvorsen represents approximately 57% of the maximum amount that could be asserted as due under his 2008 bonus arrangement and change-in-control agreement.   Of this total amount, $560,000 was attributable to the settlement of his claim for a 2008 bonus.

Other Compensation Related Plans and Policies.

Deferred Compensation Plans.  All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the “401(k) Plan”). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company provides this plan to help its employees save a portion of their cash compensation for retirement in a tax efficient environment. Except for the deferred compensation plans described below, the Company has not maintained separate or supplemental retirement plans for executives or key employees.

Through October 27, 2008, the Company maintained a deferred compensation program which, until December 12, 2007, provided executives, directors, and other eligible key employees the opportunity to defer compensation that would otherwise be paid to such individuals on a current basis. On December 12, 2007, the Company modified the program to prohibit future deferrals and to make accelerated distributions in 2008 to certain plan participants. These amendments were designed to eliminate any incentive the program may have created for employees to terminate their employment in order to receive accelerated plan distributions. Other than for directors, former employees, and certain officers who qualified for retirement under the program for whom payments were not accelerated, distributions of participant cash balances were made in January and July 2008. Deferred restricted stock and other deferred equity awards under the plans were not distributed on an accelerated basis.

On August 18, 2008, in connection with the Company’s receipt of stockholder approval to convert the non-voting senior preferred stock held by MatlinPatterson to Series B Preferred Stock, a change in control occurred for purposes of the deferred compensation program.  In accordance with the program’s terms, the Company was obligated to distribute all remaining cash and stock held in participant accounts following the change in control.  Following this distribution, because there were no remaining assets in participant accounts and because future deferrals were prohibited under the program, the Compensation Committee formally terminated the program effective October 27, 2008.

Executive Stock Ownership Guidelines. The Compensation Committee and the Board of Directors have adopted Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s stockholders. Under the guidelines, each of the Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer, General Counsel, Regional Presidents, and other executive officers are required to own 200,000, 100,000, 75,000, 50,000, 40,000 and 25,000 shares, respectively, of Common Stock. Each such executive officer is required to reach full compliance with the guidelines within three years of the date he or she takes office.  As of December 31, 2008, each of the Company’s named executive officers exceeded the guideline applicable to him or her.  The guidelines do not apply to Mr. Campbell or any other employee of MatlinPatterson. The Executive Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance,” In order to avoid creating conflicts between an executive’s interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from engaging in hedging the economic risk of owning their shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2006, 2007 and 2008.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kenneth L. Campbell(4) (President and Chief Executive Officer)	2008	—	—	—	—	—	40,000	40,000

Scott Stowell (Chief Operating Officer)	2008 2007 2006	750,000 611,736 365,000	(5) 400,000 1,810,380	535,071 536,613 646,263	662,459 407,405 112,539	(5) — —	33,675 27,790 31,999	1,981,205 1,983,544 2,966,181

Bruce F. Dickson (Southeast Regional President)	2008 2007 2006	365,000 365,000 365,000	(6) 300,000 39,032	548,993 528,835 425,836	183,698 407,405 101,130	(6) — 1,640,719	34,035 28,748 40,216	1,131,726 1,629,718 2,611,933

Jeffrey V. Peterson(7) (Former President and Chief Executive Officer)	2008	634,983	3,000,000	35,350	62,938	—	60,224	3,793,495

Stephen J. Scarborough(8) (Former Chief Executive Officer)	2008 2007 2006	212,996 950,000 950,000	— — —	666,855 2,039,493 3,509,813	1,291,230 3,316,762 621,890	— — 3,487,207	1,388,419 27,970 39,090	3,559,500 6,334,225 8,608,000

Andrew H. Parnes(9) (Former Executive Vice President and Chief Financial Officer)	2008 2007 2006	525,000 525,000 525,000	(9) 375,000 465,000	711,260 481,190 515,592	378,414 501,243 163,693	(9) 1,250,000 1,000,000	33,775 27,632 31,981	2,219,449 3,160,065 2,701,266	(9)

Clay A. Halvorsen(10) (Former Executive Vice President and General Counsel)	2008 2007 2006	440,000 440,000 440,000	(10) 560,000 660,000	387,674 403,375 515,592	240,792 413,886 163,963	— — —	33,531 27,466 31,710	1,661,997 1,844,727 1,811,265	(10)

Douglas C. Krah(11) (Former Northern California Regional President)	2008 2007 2006	197,708 365,000 365,000	— 600,000 —	178,260 717,567 804,597	13,236 407,405 101,130	— — —	1,566,591 28,539 32,542	1,955,795 2,118,511 1,303,269
_________________

(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance. These amounts are described in more detail in the “Compensation Discussion and Analysis” section under the heading “2008 and 2009 Named Executive Officer Compensation - Annual Bonuses” beginning at page 18 of this proxy statement.

(2)
Includes compensation cost recognized in the Company’s financial statements with respect to awards granted in previous fiscal years and the current fiscal year, calculated in accordance with FAS 123R, disregarding adjustments for forfeitures. The methodology and assumptions used to calculate the valuations of the stock awards and option awards granted to named executive officers are set forth in Note 17, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company, the value of flex credits provided to each executive to be applied against the cost of the executive’s participation in the Company’s cafeteria benefit plans, $9,179 of personal financial planning services provided to each executive, including a $12,782 tax “gross-up” paid to each executive to cover income taxes levied against such executive as a result of the Company’s provision of such personal financial planning services, dividends paid on the unvested portion of each executive’s restricted stock awards, the Company’s contribution to the executive’s 401(k) Plan account, and a car allowance. In addition, severance payments of $1,250,000 paid to Mr. Scarborough and $1,500,000 paid to Mr. Krah during 2008, as well as $25,000 paid to Mr. Peterson for his service as a non-employee director during 2008, are included in this column.  Except as noted above, none of the amounts described in this footnote exceeds $10,000.

(4)
Mr. Campbell was elected President and Chief Executive Officer on December 18, 2008.  Mr. Campbell, a partner at an affiliate of our largest investor, MatlinPatterson, has waived his rights to receive compensation from the Company.  The $40,000 set forth in column (h) represents cash fees paid to Mr. Campbell for his service as a non-employee director prior to December 2008.  Mr. Campbell was required by the terms of his agreement with MatlinPatterson to remit these cash fees to MatlinPatterson.

(5)	In light of the Company’s 2008 performance, Mr. Stowell waived his right to receive a bonus for 2008.

(6)
As of the date of this proxy statement, the amount of bonus, if any, due to Mr. Dickson for 2008 had not been determined.  We expect that this determination will be completed by April 30, 2009 and that we will file a Report on Form 8-K disclosing such amount, if any, promptly following such determination.

(7)
Mr. Peterson resigned from his position as Chairman, Chief Executive Officer and President on December 18, 2008.  As part of his separation from employment with the Company Mr. Peterson received a $3,000,000 bonus.  Mr. Peterson’s separation agreement is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Retirement and Separation Agreements.”  The $35,350 set forth in column (e) represents the vesting in 2008 of restricted stock awards issued to Mr. Peterson in 2007 for his service as a non-employee director.

(8)
Mr. Scarborough retired from his position as Chairman, Chief Executive Officer and President on March 20, 2008.  In connection with his separation from employment with the Company Mr. Scarborough received a cash severance payment of $1,250,000.  Mr. Scarborough’s retirement agreement is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Retirement and Separation Agreements.”  Under the Company’s Management Incentive Bonus Plan for 2006, Mr. Scarborough was paid an incentive bonus equal to 2.25% of the 2006 consolidated pretax income of the Company. 80% of this incentive bonus was paid in cash and reflected in column (g) and 20% was paid in Common Stock and reflected in column (e). The Common Stock, valued at $871,781, was fully vested as of the date of issuance but was non-transferable for a one-year period.

(9)
In February 2009, Mr. Parnes resigned from his position with the Company.  As part of a comprehensive settlement of various employment related claims Mr. Parnes had brought against the Company, including claims pursuant to a change in control agreement and claim for a 2008 bonus, the Company and  Mr. Parnes entered into a settlement agreement providing for an aggregate payment to Mr. Parnes of $2.4 million.  Of this total amount, $571,000 was attributable to the settlement of a claim for a 2008 bonus.  This amount is included in the “Total” column.  Additional details regarding Mr. Parnes’ separation agreement are provided in the “Compensation Discussion and Analysis” section under the heading “Retirement and Separation Agreements.”

(10)
In February 2009, Mr. Halvorsen resigned from his position with the Company.  As part of a comprehensive settlement of various employment related claims Mr. Halvorsen had brought against the Company, including claims pursuant to a change in control agreement and claim for a 2008 bonus, the Company and Mr. Halvorsen entered into a settlement agreement providing for an aggregate payment to Mr. Halvorsen of $1.55 million.  Of this total amount, $560,000 was attributable to the settlement of a claim for a 2008 bonus.  This amount is included in the “Total” column.  Additional details regarding Mr. Halvorson’s separation agreement are provided in the “Compensation Discussion and Analysis” section under the heading “Retirement and Separation Agreements.”

(11)
In July 2008, the Company decided to consolidate its Northern and Southern California regions.  As a result, Mr. Krah’s position was eliminated.  In connection with his separation from the Company, Mr. Krah received a cash severance payment of  $1,500,000.  Additional details regarding Mr. Krah’s separation agreement are provided in the “Compensation Discussion and Analysis” section under the heading  “Retirement and Separation Agreements.”

Grants of Plan-Based Awards. The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2008 to each of the Company’s named executive officers.

GRANTS OF PLAN-BASED AWARDS FOR 2008

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(10)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(k)	(l)
Kenneth L. Campbell	—	—	—	—	—	—		—	—	—
Jeffrey V. Peterson(1)	8/22/08	—	—	—	—	3,800,000	(6)	—	3.10	6,612,000
Stephen J. Scarborough(2)	2/7/08	—	—	—	—	280,000		—	4.02	560,000
	3/6/08	—	—	—	70,200	90,000		—	—	344,700
Andrew H. Parnes(3)	1/30/08	98,438	393,750	393,750	—	—		—	—	—
	2/7/08	—	—	—	—	100,000	(4)	—	4.02	200,000
	3/6/08	—	—	—	31,200	40,000	(5)	—	—	153,200
	8/22/08	—	—	—	—	900,000	(6)	—	3.10	1,566,000
Scott D. Stowell(7)	1/30/08	168,750	1,125,000	1,125,000	—	—		—	—	—
	2/7/08	—	—	—	—	200,000	(4)	—	4.02	400,000
	3/6/08	—	—	—	39,000	50,000	(5)	—	—	191,500
	8/22/08	—	—	—	—	1,400,000	(6)	—	3.10	2,436,000
Clay A. Halvorsen	2/7/08	—	—	—	—	50,000	(4)	—	4.02	100,000
	3/6/08	—	—	—	15,600	20,000	(5)	—	—	76,600
	8/22/08	—	—	—	—	750,000	(6)	—	3.10	1,305,000
Douglas C. Krah(8)	2/7/08	—	—	—	—	50,000		—	4.02	100,000
	3/6/08	—	—	—	15,600	20,000		—	—	76,600
Bruce F. Dickson(9)	1/30/08	82,125	547,500	547,500	—	—		—	—	—
	2/7/08	—	—	—	—	50,000	(4)	—	4.02	100,000
	3/6/08	—	—	—	15,600	20,000	(5)	—	—	76,600
	8/22/08	—	—	—	—	400,000	(6)	—	3.10	696,000
___________________

(1)
Mr. Peterson resigned from his position as Chairman, Chief Executive Officer and President on December 18, 2008.  In connection with his termination, 2,850,000 of the 3,800,000 unvested stock options terminated as of the date of his resignation.  The 950,000 remaining stock options vest on May 13, 2009.

(2)
Mr. Scarborough retired from his position as Chairman, Chief Executive Officer and President on March 20, 2008.  In connection with his termination, the 280,000 unvested stock options listed in column (g) immediately vested.  The 90,000 target shares listed in column (g) terminated as of the date of his retirement.

(3)
For Mr. Parnes, payment of the target amount is contingent 50% upon the Company’s achievement of 4,895 net new orders during 2008 and 50% on the Company’s achievement of an inventory and joint venture investment level of $1.93 billion as of December 31, 2008.

(4)
Each option has a fair market value exercise price as of its date of grant and a seven-year term. On August 18, 2008,  in connection with stockholder approval of the conversion of the non-voting senior preferred stock held by MatlinPatterson to Series B Preferred Stock, a change in control occurred for purposes of  this equity award and vesting was accelerated on August 18, 2008.

(5)
On August 18, 2008, in connection with stockholder approval of the conversion of the non-voting senior preferred stock held by MatlinPatterson to Series B Preferred Stock, a change in control occurred for purposes of  this equity award and vesting was accelerated on August 18, 2008.

(6)
Each option (i) has a fair market value exercise price as of its date of grant, (ii) has a seven-year term, and (iii) vests in four equal installments.  In connection with the termination of their employment, Mr. Parnes and Mr. Halvorsen’s options were terminated.

(7)
For Mr. Stowell, payment of the target amount is contingent 40% upon the Company’s achievement of 4,895 net new orders during 2008, 30% on the Company’s achievement of an inventory and joint venture investment level of $1.93 billion as of December 31, 2008 and 30% upon the Company’s achievement of $1.5 billion in revenues during 2008.

(8)
Mr. Krah’s employment with the Company was terminated on July 15, 2008.  In connection with his separation from the Company, Mr. Krah’s right to receive the target shares listed in column (g) terminated.

(9)
For Mr. Dickson, payment of the target amount is contingent 40% upon his region's achievement of 1,820 net new orders during 2008, 30% on his region's achievement of an inventory and joint venture investment level of $415 million as of December 31, 2008 and 30% upon his region's achievement of $440 million in revenues during 2008.

(10)
For a description of the methodology and assumptions used to calculate the grant date fair value of the stock awards and option awards granted, please see Note 17, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards. The following table provides a summary of equity awards granted to each of the Company’s named executive officers that were outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008(1)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kenneth L. Campbell	—	—	—	—	—	—	—

Jeffrey V. Peterson	10,000	—	—	5.2188	05/18/2010	—	—
	4,000	—	—	11.6875	12/13/2010	—	—
	2,000	—	—	8.2500	04/24/2011	—	—
	4,000	—	—	11.6700	01/14/2012	—	—
	4,000	—	—	11.0000	11/12/2012	—	—
	4,000	—	—	14.8200	04/24/2013	—	—
	8,000	—	—	27.5850	04/27/2014	—	—
	—	950,000(2)	—	3.1000	08/22/2015	—	—

Stephen J. Scarborough(3)	150,000	—	—	5.6563	12/13/2009	—	—
	100,000	—	—	11.6875	04/01/2010	—	—
	100,000	—	—	8.2500	04/01/2010	—	—
	82,864	—	—	11.6700	04/01/2010	—	—
	90,000	—	—	11.0000	04/01/2010	—	—
	80,000	—	—	16.7050	04/01/2010	—	—
	60,000	—	—	27.5850	04/01/2010	—	—
	280,000	—	—	4.0200	04/01/2010	—	—

Andrew H. Parnes(4)	20,000	—	—	11.6875	12/13/2010	—	—
	32,000	—	—	8.2500	04/24/2011	—	—
	30,000	—	—	11.6700	01/14/2012	—	—
	30,000	—	—	11.0000	11/12/2012	—	—
	40,000	—	—	16.7050	07/24/2013	—	—
	20,000	—	—	27.5850	04/27/2014	—	—
	25,000	—	—	37.0300	02/03/2011	—	—
	40,000	—	—	29.8400	02/06/2014	—	—
	100,000	—	—	4.0200	02/07/2015	—	—
	—	900,000	—	3.1000	08/22/2015	—	—

Scott D. Stowell	30,000	—	—	11.6875	12/13/2010	—	—
	30,000	—	—	8.2500	04/24/2011	—	—
	19,600	—	—	11.6700	01/14/2012	—	—
	30,000	—	—	11.0000	11/12/2012	—	—
	18,000	—	—	16.7050	07/24/2013	—	—
	15,000	—	—	27.5850	04/27/2014	—	—
	25,000	—	—	37.0300	02/03/2011	—	—
	25,000	—	—	29.8400	02/06/2014	—	—
	200,000	—	—	4.0200	02/07/2015	—	—
	—	1,400,000	—	3.1000	08/22/2015	—	—

Clay A. Halvorsen(4)	6,136	—	—	11.6700	01/14/2012	—	—
	10,000	—	—	11.0000	11/12/2012	—	—
	40,000	—	—	16.7050	07/24/2013	—	—
	20,000	—	—	27.5850	04/27/2014	—	—
	25,000	—	—	37.0300	02/03/2011	—	—
	25,000	—	—	29.8400	02/06/2014	—	—
	50,000	—	—	4.0200	02/07/2015	—	—
	—	750,000	—	3.1000	08/22/2015	—	—

Bruce F. Dickson	5,932	—	—	16.7050	07/24/2013	—	—
	15,000	—	—	27.5850	04/27/2014	—	—
	25,000	—	—	37.0300	02/03/2011	—	—
	25,000	—	—	29.8400	02/06/2014	—	—
	50,000	—	—	4.0200	02/07/2015	—	—
	—	400,000	—	3.1000	08/22/2015	—	—

________________________

(1)
On August 18, 2008, in connection with the Company’s receipt of stockholder approval to convert the senior preferred stock held by MatlinPatterson to Series B Preferred Stock, a change in control occurred for the purposes of the Company’s outstanding equity awards.  As a result of this change in control, the vesting of all equity awards that were outstanding as of August 18, 2008 was accelerated.

(2)
Mr. Peterson resigned from his position with the Company in December 2008.  Pursuant to the terms of his separation agreement, these 950,000 options will vest on May 13, 2009 and shall remain exercisable until August 22, 2013.

(3)
Mr. Scarborough resigned from his position with the Company in March 2008.  Pursuant to the terms of his separation agreement, Mr. Scarborough has until the earlier of the expiration date of the option or April 1, 2010 to exercise his vested exercisable options.

(4)
Mr. Parnes and Mr. Halvorsen resigned from their positions with the Company in February 2009.  All unexercisable options terminated on such date.  Each has a period of ninety days following such date to exercise his vested exercisable options.

Option Exercises and Stock Vested.  The following table sets forth on an aggregated basis for each of the Company’s named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2008.

2008 OPTION EXERCISES AND STOCK VESTED(1)

	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)
Kenneth L. Campbell	—	—	—		—
Jeffrey V. Peterson	—	—	5,000		18,850
Stephen J. Scarborough	—	—	194,569	(2)	677,380
Andrew H. Parnes	—	—	84,816	(2)	268,776
Scott D. Stowell	—	—	93,814	(2)	295,152
Clay A. Halvorsen	—	—	59,302	(2)	184,058
Douglas C. Krah	—	—	37,236		137,288
Bruce F. Dickson	—	—	50,567		167,588
______________

(1)
On August 18, 2008, in connection with the Company’s receipt of stockholder approval to convert the senior preferred stock held by MatlinPatterson to Series B Preferred Stock, a change in control occurred for the purposes of the Company’s outstanding equity awards.  As a result of this change in control, the vesting of all equity awards that were outstanding as of August 18, 2008 was accelerated.

(2)
Amounts include receipt of 131,569 shares by Mr. Scarborough, 12,650 shares by Mr. Parnes, 25,302 shares by Mr. Stowell, and 25,302 shares by Mr. Halvorsen that were previously deferred at the election of the executive pursuant to the terms of the Company’s 2005 Deferred Compensation Plan.  These shares were distributed in the third quarter of 2008 in connection with the termination of the 2005 Deferred Compensation Plan.

Deferred Compensation.  The Company had two non-qualified deferred compensation plans pursuant to which the named executive officers, directors, and other eligible employees were permitted to defer a portion of their compensation. The first plan was closed to new contributions on December 31, 2004. The second plan was closed to new contributions beginning January 1, 2008. Final distributions under both plans were made in the third quarter of 2008 and the plans were terminated. The table below provides an aggregated summary of 2008 earnings and withdrawals under the two plans for each of the named executive officers.

2008 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)
Kenneth L. Campbell	—	—	—	—
Jeffrey V. Peterson	—	($42,664)	$367,216	—
Stephen J. Scarborough	—	($73,855)	$1,320,121	—
Andrew H. Parnes	—	($1,771)	$1,409,590	—
Scott D. Stowell	—	$18,201	$2,840,163	—
Clay A. Halvorsen	—	($154,974)	$1,700,050	—
Douglas C. Krah	—	—	—	—
Bruce F. Dickson	—	—	—	—
______________

(1)
The amounts listed in this column are not required to be reported as compensation earned during the last fiscal year in the “Summary Compensation Table” at page 25 of this proxy statement because no portion of these earnings is a preferred return funded in whole or in part by the Company.

Estimated Value of Change-In-Control Benefits.  The following table provides an estimate of the total cash payment and other value that would have been received by each named executive officer who was an employee of the Company on December 31, 2008 assuming that the Company had become obligated to pay such officer severance as of such date.

ESTIMATED CURRENT VALUE OF CHANGE-IN-CONTROL BENEFITS AS OF DECEMBER 31, 2008(1)

Name	Severance Amount	Miscellaneous Benefits	Total Change-in-Control Benefit
Scott D. Stowell(2)	$3,473,087	$88,927	$3,562,014
Andrew H. Parnes(3)	$3,515,750	$105,978	$3,621,728
Clay A. Halvorsen(3)	$2,078,667	$102,578	$2,181,245
Bruce F. Dickson	$2,289,101	$102,412	$2,391,513
Total (Named Executive Officers)	$11,356,605	$399,895	$11,756,500
____________

(1)	A detailed description of the Company’s Change-in-Control program as of December 31, 2008 is contained under the heading “Employment Related Agreements” beginning on page 21 of this proxy statement.

(2)
The change-in-control agreement to which Mr. Stowell was subject was terminated in March 2009 in connection with his entry into a two-year employment agreement with the Company.  The employment agreement provides that Mr. Stowell will receive a payment of $2.5 million if his employment is terminated by the Company without cause or by the executive for good reason on or prior to December 31, 2010.  Please see page 22 of this proxy statement for a more detailed discussion of this employment arrangement.

(3)
Mr. Parnes and Mr. Halvorsen resigned from their positions with the Company in February 2009 and entered into separation agreements providing for payments of $2.4 million and $1.55 million, respectively, in exchange for a release of various employment claims against the Company, including claims for a change-in-control payment.

The following reports of the Compensation Committee and Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed, except to the extent that the Company specifically incorporates such report by reference therein.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the contents of the “Compensation Discussion and Analysis” section that begins at page 18 of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Larry D. McNabb
J. Wayne Merck
F. Patt Schiewitz

April 2, 2009

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed by the Company with the Securities and Exchange Commission.

AUDIT COMMITTEE
Douglas C. Jacobs
Larry D. McNabb
Bruce A. Choate

April 2, 2009

INFORMATION CONCERNING AUDITORS

Ernst & Young LLP was retained to audit the Company’s consolidated financial statements for 2008 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider the appointment of Ernst & Young as the Company’s auditors for fiscal year 2009. Representatives of Ernst & Young will be present at the 2009 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2008 and 2007.

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees(1)	$1,176,815	$1,140,550
Audit-related Fees(2)	2,500	2,465
Tax Fees(3)	77,278	—
All Other Fees	—	—
Total(4)	$1,256,593	$1,143,015
____________________________

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Standard Pacific Mortgage, Inc., services rendered in connection with public securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Does not include $106,500 and $180,740 in fees and expenses related to fiscal year audits of unconsolidated joint ventures with respect to which the Company, directly or indirectly, is the managing member for the fiscal years ended December 31, 2008 and 2007, respectively.

(2)	Includes fees related to an online subscription to Ernst & Young’s internal accounting literature database.

(3)	Includes fees related to research with respect to various tax issues.

(4)	All fees listed above were approved by the Audit Committee and accordingly there was no reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C).

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.

Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor’s independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2008 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 10, 2009 (except as noted otherwise) regarding ownership of the Company’s Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s Shares. This table is based on information supplied to the Company by the Company’s executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o Standard Pacific Corp., 26 Technology Drive, Irvine, California 92618-2338.

	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class **	Shares	Percent of Class
Directors and Executive Officers
Kenneth L. Campbell	(2)	(2)	723,499(2)	100%
Scott D. Stowell	526,313	*	0	—
Bruce F. Dickson	180,998	*	0	—
Bruce A. Choate	41,677	*	0	—
Dr. James L. Doti	67,577	*	0	—
Ronald R. Foell	404,925	*	0	—
Douglas C. Jacobs	84,223	*	0	—
David J. Matlin	(3)	(3)	723,499(3)	100%
Larry D. McNabb	94,049	*	0	—
J. Wayne Merck	41,677	*	0	—
F. Patt Schiewitz	41,677	*	0	—
Directors and Executive Officers as a Group (15 persons)	1,860,251	1.9	0	—
Former Executive Officers(8)
Stephen J. Scarborough	2,158,646	2.2	0	—
Jeffrey V. Peterson	58,453	*	0	—
Andrew H. Parnes	462,249	*	0	—
Clay A. Halvorsen	234,719	*	0	—
Douglas C. Krah	58,111	*	0	—
5% Beneficial Owners
MP CA Homes, LLC(4)	(4)	(4)	723,499(4)	100%
Barclays Global Investors, NA(5)	10,620,504	10.6	0	—
Renaissance Technologies, LLC(6)	5,515,800	5.5	0	—
The Vanguard Group, Inc.(7)	5,058,035	5.0	0	—

____________________________

*	Less than one percent.

**
Applicable percentage of ownership is based on 100,624,350 shares of the Common Stock outstanding as of March 10, 2009. To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers, except that Mr. Choate pledged 22,632 shares as security for a short-term loan.

(1)
The total number of shares listed in the “Shares” column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after March 10, 2009: Mr. Campbell 0, Mr. Stowell 392,600, Mr. Dickson 120,932, Mr. Choate 0, Dr. Doti 0, Mr. Foell 30,000, Mr. Jacobs 30,000, Mr. Matlin 0, Mr. McNabb 30,000, Mr. Merck 0, Mr. Schiewitz 0, and all directors and executive officers as a group 889,932.  As of March 10, 2009, all of these options were underwater.

(2)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, Mr. Campbell may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock held by MP CA Homes, LLC.  Please see footnote 4 below.

(3)
As a result of his ownership of 50% of the ownership interests of MatlinPatterson LLC, an affiliate of MatlinPatterson, Mr. Matlin may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock held by MatlinPatterson.  Please see footnote 4 below.

(4)
MP CA Homes, LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of, 723,499 shares of Series B Preferred Stock comprised of 450,829 shares of Series B Preferred Stock and a warrant to acquire 272,670 shares of Series B Preferred Stock, with respect to which it has sole dispositive power. The address of MP CA Homes, LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Series B Preferred Stock currently represents 49% of the total voting power of the Shares of the Company. The Series B Preferred Stock will vote with the Common Stock on an as-converted basis, provided that the votes attributable to such shares of Series B Preferred Stock with respect to any holder of Series B Preferred Stock cannot exceed 49% of the total voting power of the Shares of the Company. The Series B Preferred Stock is initially convertible into up to 237,212,786 shares of Common Stock; however, MP CA Homes, LLC is not entitled to convert the Series B Preferred Stock into Common Stock unless after such conversion it would hold no more than 49% of the voting power of the Shares of the Company. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock will receive the amount payable if the Series B Preferred Stock had been converted into Common Stock immediately prior to the liquidating distribution. For such purposes, the as-converted number for the Series B Preferred Stock would be 237,212,786 shares of Common Stock, or 70.3% of the outstanding Common Stock.

(5)
Barclays Global Investors, NA beneficially owns 10,620,504 shares of Common Stock, 9,089,992 shares over which it has sole voting power and 10,620,504 shares over which it has sole dispositive power. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, CA 94105. This information is based on a Schedule 13G/A filed by Barclays Global Investors, NA with the Securities and Exchange Commission on February 6, 2009.

(6)
Renaissance Technologies, LLC beneficially owns 5,515,800 shares of Common Stock, 5,488,200 shares over which it has sole voting power and 5,514,800 shares over which it has sole dispositive power.  The address of Renaissance Technologies, LLC is 800 Third Avenue, New York, NY 10022.  This information is based on a Schedule 13G filed by Renaissance Technologies, LLC with the Securities and Exchange Commission on February 12, 2009.

(7)
The Vanguard Group, Inc. beneficially owns 5,058,035 shares of Common Stock over which it has sole dispositive power and 169,972 shares over which it has sole voting power.  The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.  This information is based on a Schedule 13G filed by The Vanguard Group, Inc. with  the Securities and Exchange Commission on February 13, 2009.

(8)
The shares listed for each of Messrs. Scarborough, Peterson, Parnes, Halvorsen and Krah are estimates based on the shares of Common Stock reported as owned (or subject to option) by them prior to the dates of their separations from the Company.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2010 proxy solicitation materials, including director nominations, must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before December 3, 2010.  The Board of Directors will review proposals from eligible stockholders if they are received by December 3, 2010 and will determine whether such proposals will be included in the Company’s 2010 proxy solicitation materials.  A stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2010 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with the Company’s bylaws and comply with Securities and Exchange Commission regulations promulgated pursuant to Rule 14a-8 of the Exchange Act of 1934, as amended. If a stockholder desires to have a proposal presented at the Company’s 2010 annual meeting of stockholders and the proposal is not intended to be included in the Company’s related 2010 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of the meeting. All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth on the next page of this proxy statement for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2008, were filed on a timely basis, except:

•
a Form 4 for each of Mr. Stowell and Mr. Krah related to the Company’s repurchase of 1,524 shares from each of them to satisfy tax withholding obligations associated with the vesting of a restricted stock award;

•	a Form 4 for Mr. Scarborough related to the Company’s repurchase of 19,719 shares from him to satisfy tax withholding obligations associated with the vesting of a restricted stock award; and

•	a Form 4 for Mr. McNabb related to our August 2008 common stock rights offering.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K. The Company incorporates herein the information set forth in Item 10 of our Form 10-K relating to the executive officers of the Company. The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2008 (without the exhibits thereto) and/or a copy of the exhibits to its 2008 Form 10-K, upon the written or oral request of any stockholder or beneficial owner of its common stock. Requests should be directed to the following address:

John P. Babel
Corporate Secretary
Standard Pacific Corp.
26 Technology Drive
Irvine, California 92618-2338
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2009

The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.proxyvote.com.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

/s/ John P. Babel

John P. Babel Secretary

Irvine, California
April 2, 2009

STANDARD PACIFIC CORP.
ATTN: GINA DELAO
26 TECHNOLOGY DRIVE
IRVINE CA 92618-2338

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

123,456,789,012.00000
0000 0000 0220

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote "For" the following:

1. Election of Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Ronald R. Foell
02 Kenneth L. Campbell III
03 James L. Doti
04 Douglas C. Jacobs
05 F. Patterson Schiewitz
06 Bruce A. Choate
07 David J. Matlin

The Board of Directors recommends you vote AGAINST the following proposal(s).

		For	Against	Abstain
2	A stockholder proposal regarding the adoption of a majority voting standard for the election of directors.	☐	☐	☐
3	A stockholder proposal regarding the adoption of quantitative goals to reduce greenhouse gas emissions.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s).

		For	Against	Abstain
4	Ratification of the appointment of Ernst & Young LLP as Standard Pacific Corp.'s independent registered public accounting firm.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY

Signature [PLEASE SIGN WITHIN BOX] Date

P75574-01S

Signature (Joint Owners) Date

123,456,789,012
85375C101
2

0000000000 0220 96

0000017763_1 R2.09.03.15

Important Notice Regarding the Availability of Proxy Materials: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com.

STANDARD PACIFIC CORP.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2009

The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Scott D. Stowell, John M. Stephens and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of STANDARD PACIFIC CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Standard Pacific Corp., 26 Technology Drive, Irvine CA 92618 on Wednesday, May 13, 2009 at 10:30 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before such meeting as set forth on the reverse hereof.

If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of the election of directors, for each of the listed nominees for director, in the case of proposals 1 and 4, for the proposals, in the case of proposals 2 and 3, against the proposals, and in the discretion of the proxy holders on all other business that comes before the meeting or any postponement or adjournment thereof.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000017763_2 R2.09.03.15